CONFIRMING STATEMENT



This Statement confirms that the undersigned, Barbara Moore, has authorized and designated any one of Stephen M. Morain, Robert A. Simons or Douglas V. Shelton to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc. The authority of Stephen M. Morain, Robert A. Simons and Douglas V. Shelton under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Stephen M. Morain, Robert A. Simons and Douglas V. Shelton are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                   /s/ Barbara Moore
Date:                August               20,                2002
__________________________________
                                   Barbara Moore